Exhibit No. 99.1
Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com
For Immediate Release
Health Grades, Inc. Announces First Quarter 2008 Results
- Revenue and Operating Margins in Line with Management Expectations-
Golden, Colo. (April 29, 2008) — Health Grades, Inc. (NASDAQ: HGRD), the leading independent healthcare quality ratings company, today reported financial results for the first quarter ended March 31, 2008.
Ratings and advisory revenue for the three months ended March 31, 2008 increased approximately $1.2 million, or 15%, to approximately $9.1 million from approximately $7.9 million for the three months ended March 31, 2007 primarily as a result of strong growth from Provider Services. For the three months ended March 31, 2008 compared to the three months ended March 31, 2007, sales of the Company’s suite of marketing and quality improvement products to hospitals accounted for approximately $1.0 million of the increase in total revenue, while sales of quality information to consumers and others increased $0.2 million and sales of quality information to employers, benefit consultants, health plans and others remained constant.
Gross margins for the three months ended March 31, 2008 and 2007 were approximately 83%. Operating margins for the three months ended March 31, 2008 and 2007 were approximately 17% and 11%, respectively.
Operating income for the three months ended March 31, 2008 was approximately $1.5 million, a $0.6 million increase, or 72%, over the three months ended March 31, 2007. Net income for the three months ended March 31, 2008 was approximately $1.2 million or $0.04 per diluted share, compared to approximately $0.7 million or $0.02 per diluted share, for the same period of 2007.

Provider Services
For the three months ended March 31, 2008, Provider Services revenue, which principally includes sales of hospital marketing products and quality improvement products, was approximately $6.9 million, an increase of $1.0 million, or 17% over the same period of 2007. This increase principally reflects sales of the Company’s marketing products to new hospital clients and increased sales to existing clients. For the three months ended March 31, 2008 and 2007, 24% and 19% of all new sales in Provider Services were to existing clients, respectively. For the three months ended March 31, 2008 and 2007, the Company retained, or signed new contracts representing approximately 73% and 72%, respectively, of the annual contract value of hospitals whose contracts had first or second year anniversary dates.
Internet Business Group
For the three months ended March 31, 2008, Internet Business Group revenue, which includes the sale of HealthGrades’ quality reports to consumers, revenue from the Company’s Internet Patient Acquisition™ product and website advertising and sponsorship revenue, was approximately $1.7 million, an increase of $0.2 million, or 11% over the same period of 2007. This increase is primarily a result of revenue derived from the Company’s website advertising and sponsorships, as well as the Company’s Internet Patient Acquisition product. These increases were partially offset by a slight decrease in sales of quality reports to consumers. The three months ended March 31, 2007 included no internet advertising revenue.
Strategic Health Solutions
For the three months ended March 31, 2008, Strategic Health Solutions revenue, which includes sales of HealthGrades’ quality information to employers, benefit consultants, health plans and others, as well as any sales of the Company’s data, was approximately $0.5 million, an increase of $0.1 million, or 21% over the same period of 2007.
Operating Expenses
Operating expenses increased approximately $0.4 million to approximately $6.0 million for the three months ended March 31, 2008 from approximately $5.6 million for the three months ended March 31, 2007. Sales and marketing expenses increased approximately $0.3 million, product development expenses increased approximately $0.5 million, and general and administrative expenses decreased approximately $0.4 million for the three months ended March 31, 2008 compared to the three months ended March 31, 2007.
Sales and marketing expenses for the three months ended March 31, 2008 were approximately $2.3 million compared to approximately $2.0 million for the three months ended March 31, 2007. This increase is mainly due to the increase in commission expenses which are recorded upon contract execution. In addition, sales and marketing expenses increased to promote the new advertising platform which began in the second half of 2007.
As a percentage of total revenue, product development expenses increased to approximately 18% for the three months ended March 31, 2008 from approximately 16% for the same period of 2007. This increase is principally due to additional personnel hired to support product development efforts, including both the improvement of existing products as well as the development of new product offerings. In particular, the Company added personnel to focus on advertising initiatives, as well as several projects that are in process with its search engine partners. The Company also continues to invest in initiatives to both improve its existing data as well as bring new and actionable data to consumers. During the first quarter, the Company completed several initiatives to improve its physician data, including the addition of nearly 9,000 unique physicians with at least one malpractice claim. The Company also launched drug ratings in beta form on its website. Consumers can now rate their prescription drugs in categories such as effectiveness, tolerability, ease of use and whether they would recommend the drug to others. In addition, the Company has unique data for each drug including prescribing rank and change in number of prescriptions from the prior year.

General and administrative expenses for the three months ended March 31, 2008 were approximately $2.0 million compared to approximately $2.4 million for the three months ended March 31, 2007. The decrease of approximately $0.4 million in general and administrative expenses is a result of lower legal fees. For the three months ended March 31, 2007 the Company incurred approximately $0.4 million in legal expenses related to an arbitration with Hewitt Associates.
Income Taxes
Income tax expense for the three months ended March 31, 2008 and 2007 was approximately $0.7 million and $0.5 million, respectively. For the three months ended March 31, 2008 and 2007, the Company’s effective income tax rate was approximately 37% and 43%, respectively. The effective tax rate for the three months ended March 31, 2008 decreased from the three months ended March 31, 2007 primarily because non-deductible compensation expense related to incentive stock options declined relative to total taxable income in the 2008 period compared to the 2007 period.
Cash Position; Stock Repurchases
For the three months ended March 31, 2008, the Company generated approximately $4.0 million in cash flow from operations. As of March 31, 2008, the Company had approximately $20.9 million in cash and cash equivalents, an 11% decrease over the balance at December 31, 2007. During the three months ended March 31, 2008, the Company purchased 1,235,251 shares of its common stock at an average purchase price per share of $5.40 for an aggregate cost of approximately $6.7 million, which includes commissions and fees. From June 22, 2006 through April 22, 2008, the Company has repurchased 3,228,770 shares at an average purchase price per share of $5.07 for an aggregate cost of approximately $16.5 million, which includes commissions and fees.
2008 Outlook
Kerry Hicks, Chairman and Chief Executive Officer of Health Grades, Inc. stated, “Our results for the quarter were in line with our expectations. Our core business performed well and we continued to build out our advertising and sponsorship platform. We are also pleased to continue to provide consumers healthcare information and ratings they can utilize to assist them in making informed healthcare decisions. Our recent launch of our drug ratings is one more example of how we constantly seek to bring new and relevant information to consumers. Based upon our strong results for the quarter and our current outlook for the remainder of the year, we are reaffirming our guidance of ratings and advisory revenue of between $41 million and $46 million for 2008 and an operating margin of between 17% and 21%.”
As previously announced, HealthGrades will hold a conference call, which will also be broadcast live over the Internet, to discuss first quarter financial results today, at 11:00 a.m. Eastern Time/9:00 a.m. Mountain Time. The broadcast will be hosted on the Company’s website located at www.healthgrades.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. If you would like to participate, please call 866-277-1181 at least ten minutes prior to the start time of 11:00 am ET/9:00 am MT on April 29, 2008 and reference the following — Confirmation number: 50642311, Host Name: Allen Dodge, Company: HealthGrades. The telephone replay will be available one hour after the conclusion of the teleconference at 888-286-8010 passcode 53844698 until May 29, 2008.

About Health Grades, Inc.
HealthGrades (NASDAQ: HGRD) is the leading independent healthcare ratings company, providing ratings and profiles of hospitals, nursing homes and physicians to consumers, corporations, health plans and hospitals. Millions of consumers and many of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ independent ratings and decision-support resources to make healthcare decisions based on the quality and cost of care. More information on the Company can be found at http://www.healthgrades.com.
This press release contains forward-looking statements, including without limitation statements relating to the Company’s expected rating and advisory revenue and operating margin in 2008, growth drivers, rate of growth, and management’s expectations and outlook. Actual results may differ materially from those described in such forward-looking statements due to several factors, including without limitation, a change in timing with respect to the launch of a major search engine’s health portal, significant variance in expected sales across the Company’s product areas, slower than expected adoption of some of the Company’s newer product areas such as advertising/sponsorship sales, the Company’s inability to continue increasing sales of its licensing agreements, a decline in anticipated contract retention rates, the Company’s inability to enter into meaningful contractual arrangements and to successfully expand certain lines of business and other factors described in the Company’s filings with the Securities and Exchange Commission, especially the section entitled “Risk Factors” in its 2007 Annual Report on Form 10-K. The Company does not undertake to update its forward-looking statements.

HEALTH GRADES, INC.
Condensed Consolidated Statements of Income

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
Revenue:
Ratings and advisory revenue	$9,129,817	$7,880,859
Other	5,992	2,450

Total revenue	9,135,809	7,883,309

Expenses:
Cost of ratings and advisory revenue	1,572,732	1,358,069

Gross margin	7,563,077	6,525,240

Operating expenses:
Sales and marketing	2,377,774	2,032,781
Product development	1,689,829	1,230,906
General and administrative	1,978,627	2,380,306

Income from operations	1,516,847	881,247

Other:
Interest income	201,110	229,958
Interest expense	(65)	(110)
Minority interest	104,291	53,590

Income before income taxes	1,822,183	1,164,685

Income taxes	665,688	503,351

Net income	$1,156,495	$661,334

Net income per common share (basic)	$0.04	$0.02

Weighted average number of common shares used in computation (basic)	27,741,844	28,566,594

Net income per common share (diluted)	$0.04	$0.02

Weighted average number of common shares used in computation (diluted)	32,575,916	33,817,837

HEALTH GRADES, INC.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Cash and cash equivalents	$20,898,222	$23,369,368
Accounts receivable, net	3,772,926	6,935,341
Prepaid expenses and other current assets	917,498	836,222

Total current assets	25,588,646	31,140,931

Property and equipment, net	1,952,395	1,641,456
Intangible assets, net	316,345	357,128
Goodwill	3,106,181	3,106,181
Deferred income taxes	709,820	689,633

Total assets	$31,673,387	$36,935,329

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$247,821	$326,039
Accrued payroll, incentive compensation and related expenses	1,854,890	2,222,970
Accrued expenses	967,855	432,928
Current portion of capital lease obligations	2,153	1,476
Current portion of deferred rent	70,939	68,544
Deferred income	17,056,947	17,739,152
Income taxes payable	408,232	13,843
Deferred income taxes	149,485	113,914

Total current liabilities	20,758,322	20,918,866

Long-term portion of capital lease obligations	2,691	2,387
Long-term portion of deferred rent	210,763	229,321

Total liabilities	20,971,776	21,150,574

Commitments and contingencies

Minority interest	143,720	248,011

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 51,128,051 and 50,895,623 shares issued as of March 31, 2008 and December 31, 2007, respectively	51,127	50,895
Additional paid-in capital	97,444,887	96,860,004
Accumulated deficit	(57,560,438)	(58,716,933)
Treasury stock, 22,669,940 and 21,424,236 shares as of March 31, 2008 and December 31, 2007, respectively	(29,377,685)	(22,657,222)

Total stockholders’ equity	10,557,891	15,536,744

Total liabilities and stockholders’ equity	$31,673,387	$36,935,329